Exhibit (8)(h)(2): Amendment to the Participation Agreement by and among
                   Companion Life Insurance Company, The Universal Institutional Funds, Inc. (formerly Morgan Stanley Universal Funds, Inc.) and Morgan Stanley Investment Management Inc. (formerly Morgan Stanley Asset Management Inc.).

                      AMENDMENT TO PARTICIPATION AGREEMENT

     This AMENDMENT TO PARTICIPATION AGREEMENT (the "Amendment") is made and entered into as of this 30th day of September, 2003, by and among COMPANION LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (formerly, MORGAN STANLEY UNIVERSAL FUNDS, INC.) (the "Fund") and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly, MORGAN STANLEY ASSET MANAGEMENT INC.) (the "Adviser").

          WHEREAS, the Company, the Fund, the Adviser and MORGAN STANLEY INVESTMENTS LP (formerly, MILLER ANDERSON & SHERRERD, LLP) ("MSI") have entered into a Participation Agreement dated as of May 1, 1998, as such agreement may be amended from time to time (the "Participation Agreement"); and

     WHEREAS, effective May 1, 2002, MSI assigned to the Adviser all of the rights and obligations of MSI under the Participation Agreement and the Adviser accepted assignment of such rights and assumed corresponding obligations from MSI on such terms.

     NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Participation Agreement as follows:

     1. Schedule A of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule A to correct policy number references effective September 28, 2000.

     2. Schedule B of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule B to identify share class.

     3. Section 1.9 of the Participation Agreement is deleted and replaced in its entirety with the following:

"If the Fund provides materially incorrect net asset value per share ("NAV") information to the Company, through no fault of the Company, the Account(s) shall be entitled to an adjustment with respect to the Portfolio shares purchased or redeemed to reflect the correct NAV. The determination of the circumstances that require such an adjustment of Portfolio shares shall be consistent with the Securities and Exchange Commission's informal position regarding the correction of NAV errors, as expressed by senior staff members from time to time ("Staff Guidelines"). The Fund agrees to provide the Company with prompt notice of any material error in NAV information that requires an adjustment of Portfolio shares maintained in the Account(s). The correction of any material NAV error shall be made by the Fund at the Account level and shall be carried out in accordance with Staff Guidelines regarding such errors. The Company and the Fund agree to use reasonable efforts to take such action as may be appropriate to avoid or mitigate costs or losses related to the correction of NAV information."

     4. Except as provided herein, the Participation Agreement shall remain in full force and effect. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

     5. This Amendment may be amended only by written instrument executed by each party hereto.

     6.   This Amendment shall be effective as of the date written above.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal hereunder affixed hereto as of the date specified above.

COMPANION LIFE INSURANCE COMPANY


By:    /s/ Richard A. Witt
   -------------------------------------
Name:  Richard A. Witt
Title: Assistant Treasurer

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.


By:    /s/ Stefanie Chang Yu
   -------------------------------------
Name:  Stefanie Chang Yu
Title: Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.


By:    /s/ Stefanie Chang Yu
   -------------------------------------
Name:  Stefanie Chang Yu
Title: Executive Director

                                   SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS
------------------------------------------

Name of Separate Account and Date       Form Number and Name of
Established by Board of Directors       Contract Funded by Separate Account
----------------------------------      ------------------------------------

Companion Life Separate Account C       715Y-1/95, Series I Variable Annuity
(Established on February 18, 1994)      729Y-1/96, Series V Variable Annuity

Companion Life Separate Account B       760Y-0600, Flexible Premium
-------------------------------------------------------------------
Established on August 27, 1996)         Variable Universal Life

                                   SCHEDULE B

                    PORTFOLIOS OF THE UNIVERSAL INSTITUTIONAL
                    -----------------------------------------
                    FUNDS INC. AVAILABLE UNDER THIS AGREEMENT
                    -----------------------------------------

               Emerging Markets Equity Portfolio -- Class I Shares
                    Fixed Income Portfolio -- Class I Shares
                     Technology Portfolio -- Class I Shares
                     --------------------------------------